UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported): January 20, 2009

BLUE EARTH SOLUTIONS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-140438	26-1909139
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13511 Granville Ave. Clermont, FL	34711
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (352) 729-0150

___________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATION

Item 1.01  Entry into a Material Definitive Agreement

On January 14, 2009, Blue Earth Solutions Georgia, Inc., a Georgia corporation and a wholly owned subsidiary of the registrant, entered into an agreement (the “Georgia Agreement”) with Stanley Konter, Rose Konter, Natalie Sarnat, Jonathan Sarnat, Elissa Konter & Harris Konter to purchase the real property and improvements at 3428 Browns Mill Road, Atlanta, Georgia (the “Georgia Property”).  On February 23, 2009, the parties to the Georgia Agreement agreed to:  1) extend the closing date of the purchase of the Georgia Property until March 31, 2009, 2) increase the purchase price of the Georgia Property by $5,000 and 3) distribute $5,000 of the earnest money deposit to the sellers if the purchase has not closed by March 31, 2009 with the condition that if the closing date is extended again, then the $5,000 so distributed will be applied towards the ultimate purchase price of the Georgia Property.  On April 1, 2009, the parties further agreed to extend the closing of the purchase of the Georgia Property until April 15, 2009.  Effective April 15, 2009 (the “Georgia Amendment”), the parties further agreed to 1) extend the closing of the purchase until May 29, 2009, 2) increase the purchase price by $5,000 to $1,280,000 and, 3) allow for the release of an additional $5,000 from the parties escrow to the sellers in the event the transaction has not closed by May 29, 2009, with the condition that if the closing date is extended again, then the $5,000 so distributed will be applied towards the ultimate purchase price of the Georgia Property.  All other terms and conditions set forth in the Georgia Agreement shall remain in full force and effect.

The foregoing summary description of certain terms and conditions of the Georgia Amendment is necessarily incomplete and is qualified in its entirety by the full terms of the Georgia Amendment, a copy of which is attached hereto.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01     Financial Statements and Exhibits

Exhibit Number	Description
10.1	Georgia Amendment

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blue Earth Solutions, Inc.

/s/Patricia Cohen
Patricia Cohen
Chief Executive Officer